Exhibit 14

                 CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER AND
                SENIOR FINANCIAL OFFICERS OF KEYSPAN CORPORATION

     KeySpan Corporation ("KeySpan") has adopted a Corporate Policy Statement Concerning Ethical Business Conduct and Corporate Policies & Procedures on Business Ethics, which apply to all employees of KeySpan and its subsidiaries. This Code of Ethics ("Code") applies to KeySpan's Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller, or persons performing similar functions. It is designed to supplement , but not replace, the Corporate Policy Statement Concerning Ethical Business Conduct and the Corporate Policies & Procedures on Business Ethics. Its purpose is to promote honest and ethical conduct and compliance with the law, particularly with respect to the maintenance of KeySpan's financial records and the preparation of financial statements filed with the Securities and Exchange Commission ("SEC"), and any other government agency or self-regulatory organization.

     In furtherance of KeySpan's commitment to high ethical standards, it is the Corporation's policy that its Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller, or persons performing similar functions follow and advocate these principles governing their professional and ethical conduct:

     1. Act with honesty and integrity, avoiding any actual or apparent conflicts of interest between personal and professional relationships, including receiving improper personal benefits as a result of his or her position;

     2. Perform responsibilities so that all books and records of the Corporation fully and accurately reflect the Corporation's receipts and expenditures and fully and fairly disclose the financial condition of the Corporation;

     3. Provide full, fair, accurate, complete, objective, timely and understandable financial disclosures in internal reports as well as documents filed or submitted to the SEC, any other government agency or self-regulatory organization, or used in public communications;

     4. Comply with laws of federal, state, and local governments applicable to KeySpan, and rules and regulations of private and public regulatory agencies having jurisdiction over KeySpan;

     5. Responsibly use and control assets and other resources employed or entrusted to his or her supervision; and

     6.   Proactively promote ethical behavior among subordinates and peers.

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     It is further the policy of KeySpan to disclose  (a) any  violation of this
Code to the General Counsel of the Corporation, (b) either any amendment to the Code or any grant of a waiver from the requirements of the Code, together with a brief description of the amendment or waiver, and, for waivers, the date and to whom it was granted , as required by law or SEC regulation.

     The Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller, or persons performing similar functions shall promptly bring to the attention of the General Counsel any matters that could compromise the integrity of KeySpan's financial reports, any disagreement with respect to any material accounting matter, and any violation of this Code or of any law or regulation related to KeySpan's accounting or financial affairs. The failure of the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller, or persons performing similar functions to comply with this Code may result in disciplinary action, including termination, and, if warranted, legal proceedings.


     Finally, it is also the policy of KeySpan that the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller, or persons performing similar functions acknowledge and certify this Code annually.











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